                                                                Exhibit 16.2

January 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of the Current Report on Form 8-K of Ugomedia Interactive Corp., dated January 6, 2004, and agree with the statements made therein, except that we are not in a position to agree or disagree with the Company's statement that the change of auditors was approved by its board of directors.

Yours truly,
/s/ Rogoff & Co.
Rogoff & Co.
New York, NY